Exhibit 10.4

[Sunstone Hotel Investors, Inc. Letterhead]

Sent Via Email Only

January 10, 2006

Andrew W. Gross

2665 Zorada Drive

Los Angeles, CA 90046

Dear Andrew:

We are extremely pleased to extend you an offer of employment as Senior Vice President – General Counsel with SUNSTONE HOTEL INVESTORS, INC. located in San Clemente, California (the “Company” or “Sunstone”). You will also serve as Senior Vice President–General Counsel of Sunstone Hotel Partnership, LLC, the Company’s operating partnership (the “Operating Partnership”). Your start date will be February 1, 2006. As General Counsel, your primary responsibilities will be to manage all internal aspects of the Company and the Operating Partnership which involve legal oversight, as well as oversee relationships with and work product from external law firms which represent Sunstone or the Operating Partnership, including in real estate transactions, mortgage financings, securities offerings, litigation and other corporate transactions and matters.

In your position as General Counsel, you will report directly to the Chief Executive Officer or, at the option of the Chief Executive Officer and if the Company’s other senior executives so report, the President of the Company. Your annual salary will be $300,000 (as it may be adjusted from time to time as provided herein, the “Base Salary”) and will be paid at such intervals as the Company pays executive salaries generally. You will receive a documented performance review each year beginning in February 2007. At the time of each annual review, your base salary may be increased in the Company’s sole discretion; provided, however, that you will be entitled to any annual cost-of-living increases in base salary that are granted to senior executives of the Company generally.

As part of your annual compensation, you will participate in the Sunstone Hotel Investors’ bonus program and other programs applicable to senior executives of the Company, and you will be eligible to receive an annual cash bonus in an amount up to the equivalent of 75% of your annual base salary as in effect from time to time, with a target bonus of 50% of your annual base salary. Your annual bonus will be based upon both your individual performance and Sunstone’s overall financial performance.

Andrew W. Gross

January 10, 2006

In addition to your base salary and annual bonus and subject to approval by the compensation committee of the Board of Directors, you will receive an initial stock grant with a current market value of $1,000,000 (with the stock valued based on the average closing price of the Company’s common stock on the New York Stock Exchange for the twenty consecutive trading days ending on the third trading day prior to the date of approval of the grant). Your initial stock grant will vest in equal installments over four (4) years, beginning on February 1, 2007 and continuing, subject to your continued employment with Sunstone and as otherwise described in this offer letter, to final vesting on February 1,2010. You will be entitled to receive any quarterly dividends paid with respect to the grant (including the unvested portion), beginning with the first dividend payment after the approval of your stock grant. If the Board of Directors approves an annual restricted stock program and/or other equity awards subsequent to your start date, you will also be eligible to receive additional annual stock or other equity awards, as applicable.

Effective immediately, you will be eligible to participate in the Company’s health, dental, life, vision, accidental death, dismemberment and disability plans, other welfare benefit plans and incentive, savings and retirement plans, and to receive such fringe benefits and perquisites, in each case as applicable to or provided or maintained by the Company for its senior executives generally, subject to the terms, conditions, and limitations contained in the applicable plan documents and insurance policies. Further information regarding the plans will be provided to you. In addition, on the 1st of the month following completion of your 6th month of employment, you will be eligible to participate in the Company’s 401(k) program into which Sunstone contributes an amount equal to 3% of your annual base compensation (exclusive of any bonuses or incentives received during the year). On your start date, Sunstone and you will enter into an indemnification agreement in the form adopted by the Board of Directors for the officers of Sunstone and which contains customary terms and conditions for a public company.

You will be entitled to paid vacation of four weeks in each calendar year in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.

You will be entitled to receive a reimbursement in the amount of your actual, documented expenses associated with your relocation (including commissions and other expenses in connection with the sale, purchase or rental of your personal residence) up to a maximum reimbursement of $75,000. In addition, if you need temporary housing, Sunstone will accommodate you at one of our hotels while you transition.

As with most companies, employment with Sunstone Hotel Investors, Inc. is at the mutual consent of each employee and the Company. Accordingly, while the Company has every hope that employment relationships will be mutually beneficial and rewarding, you and the Company retain the right to terminate your employment relation at will, at any time, without cause. Please note that no individual, other then the CEO or President of Sunstone, has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the

Andrew W. Gross

January 10, 2006

employment relationship. The effect of termination of your employment with the Company is described more fully below.

If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, then, except as provided below, the effect will be the same (including the payment of a Severance Amount) as for the Company’s current Chief Financial Officer (the “CFO”) pursuant to Section 4(a) of his employment agreement with the Company as in effect on the date hereof (the “CFO Employment Agreement”). The defined terms used in the CFO Employment Agreement will apply (adjusted to reflect your Base Salary), except that the “Bonus Severance Amount” will equal: (A) if the Date of Termination is during calendar year 2006, zero, (B) if the Date of Termination is during calendar year 2007, your target annual bonus for such year and (B) if the Date of Termination is after December 31, 2007 and prior to February 1, 2010, the lesser of your target annual bonus for the year in which the Date of Termination takes place or the actual annual bonus that you earned in the prior calendar year. Capitalized terms used in this offer letter and not defined in the letter have the meaning given to them in the CFO Employment Agreement.

If a Change in Control occurs, and your employment is terminated by the Company without Cause or by you for Good Reason, in each case within twelve (12) months after the effective date of the Change in Control, then the effect will be the same as for the CFO as set forth in Section 5 of the CFO Employment Agreement, except that, if the Change of Control occurs prior to February 1, 2007, the Severance Multiple will be one.

If the Company terminates your employment with Cause or if you terminate your employment without Good Reason or if your employment is terminated by reason of your death or Disability, then the effect will be the same as for the CFO as set forth in Section 4(b) or Section 4(c) of the CFO Employment Agreement, as applicable.

If the Company terminates your employment on February 1, 2010, then you will not be entitled to severance payments for a termination without Cause so long as you have been given at least 90 days prior written notice of the Company’s intention not to extend this agreement.

If any Severance Amount becomes payable to you and is or would be deemed to be deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, then the Severance Amount will be payable by the Company 6 months and 1 day after the Date of Termination, rather than within sixty days thereof.

The provisions in the CFO Employment Agreement relating to “Notice of Termination” in the event of a termination for Cause or for Good Reason shall apply to you, as well as Section 7 (“Full Settlement”), Section 8 (“Certain Additional Payments by the Company”), Section 10 (“Successors”) and Section 12(b) (“Arbitration”).

Andrew W. Gross

January 10, 2006

As confirmation of this employment offer, please sign and return the attached offer letter. You will be completing other necessary documents at the Human Resources Department on your first day of employment.

Andrew, again, we are very enthusiastic about having you join the Sunstone team. We are confident of your ability to make a valuable contribution to Sunstone, and we look forward to seeing you at the beginning of February.

Very truly yours,

/s/ Robert A. Alter
Robert A. Alter Chief Executive Officer

This will acknowledge my acceptance of this offer of employment.

By:	/s/ Andrew W. Gross	Date:	January 11, 2005